Free Writing Prospectus Filed Pursuant to Rule 433 Registration No. 333-132936-14 September 29, 2008

STRUCTURED PRODUCTS - BARES[SM]

EQUITY LINKED BARES[SM] Offering Linked to the S&P 500 Index

Indicative Termsheet / Product Snapshot

STRUCTURED PRODUCTS

Buffered Accelerated Return Equity Securities (BARES)SM ¡ Linked to the S&P 500 Index (SPX) ¡ Due November 30, 2009 | [12.75%-13.75%] Fixed Payment Percentage ¡ 10% Buffer

This free writing prospectus relates to a BARES offering linked to the S&P 500 Index, referred to as the Reference Index. The following are summary indicative terms (subject to change and completion) that relate to a BARES offering.  Before you invest, you should read this summary together with the Preliminary Pricing Supplement No. K12 subject to completion dated September 29, 2008, Prospectus Supplement dated March 24, 2008 and Prospectus dated March 29, 2007 to understand fully the terms of the securities and other considerations that are important in making a decision about investing in the securities.

You may access these documents on the SEC website at www.sec.gov by clicking on the hyperlink to the preliminary pricing supplement in this document:

http://www.sec.gov/Archives/edgar/data/1053092/000104746908010425/a2188102z424b2.htm

Indicative Terms, September 29, 2008

BARESSM OVERVIEW

BARESSM allow investor to receive at maturity a [12.75% - 13.75%] Fixed Payment Percentage if the Reference Index is unchanged or has appreciated; if the Reference Index has depreciated from its Initial Level to its Final Level, investors are protected on the first 10% loss but participate in any decline beyond the Buffer. The BARESSM are not principal protected.

INDICATIVE PRODUCT TERMS:

Issuer:	Credit Suisse, Nassau Branch (Aa1/AA-)*	Redemption	For each $1,000 principal amount of BARES, on
CUSIP / ISIN:	22546EEH3 / US22546EEH36	Amount at	the Maturity Date, a holder will receive an amount
Distributor:	Credit Suisse Securities (USA) LLC (“CSSU”)	Maturity:	in cash equal to the principal amount of BARES
Principal Amount:	USD TBD		multiplied by the sum of (1+ Index Return).
Denomination:	Minimum initial purchase of U.S. $1,000 per
Note and integral multiples of U.S. $1,000
	thereafter	RELEVANT DATES:
Reference Index:	S&P 500 Index	Trade Date:	October 28, 2008
Initial Level:	Closing level of the Reference Index on the	Settlement Date:	October 31, 2008
	Trade Date	Valuation Date:	November 24, 2009
Final Level:	Closing level of the Reference Index on the	Maturity Date:	November 30, 2009
Valuation Date
Fixed Payment	[12.75% - 13.75%] of notional

* A credit rating is not a recommendation to buy, sell or hold the securities, and may be subject to revision or withdrawal at any time by the assigning rating agency. Each credit rating should be evaluated independently of any other credit rating. Any rating assigned to the securities does not enhance, affect or address the likely performance of the securities other than the ability of the Issuer to meet its obligations.

Percentage:
Buffer	10%
Downside	100%, Beyond the Buffer
Participation:
Index Return:	If the Final Level is greater than or equal to the
Initial Level, then the Index Return will equal:

¡ Fixed Payment Percentage

If the Final Level is less than the Initial Level by
not more than 10%, then the Index Return will
equal zero.

If the Final Level is less than the Initial Level by
more than 10%, then the Index Return will
equal:

¡ [(Final Level – Initial Level) / Initial Level] + 10%

Credit Suisse ♦ Structured Retail Products ♦ 11 Madison Ave, NY, NY 10010 ♦ 1-888-537-4898 ♦ structured.notes@credit-suisse.com

PRODUCT SNAPSHOT

Who Should Invest in the BARESSM:

¡                Investors who are bullish on the Reference Index and looking to add exposure to the Reference Index to their portfolio.  Investors who are interested in the upside of the Reference Index, and are able to withstand a loss of their investment in the event the Reference Index declines beyond the Buffer.

Hypothetical Upside Scenario:

¡                The Reference Index is unchanged or appreciates from its Initial Level to its Final Level on the Valuation Date:  Investors receive back their initial investment plus the Fixed Payment Percentage, in the range set forth above and which will be determined on the date the securities are priced for initial sale to the public.

Hypothetical Downside Scenario:

¡                The Reference Index depreciates from its Initial Level to its Final Level on the Valuation Date:  Investors participate in 100% of the losses beyond the Buffer.

* Hypothetical scenarios are neither indicators nor guarantees of future Index performance.  Actual results will vary, perhaps materially from the hypothetical analysis.

* This graph assumes that the Fixed Payment Percentage for the BARES offering is set at the midpoint of the range set forth in the table on page 2 of this free writing prospectus.

Credit Suisse · Structured Retail Products · 11 Madison Ave, NY, NY 10010 · 1-888-537-4898 · structured.notes@credit-suisse.com

A purchase of the securities involves risks.  This section summarizes certain additional risks relating to the securities.  We urge you to read the following information about these risks, together with the information in the Preliminary Pricing Supplement No. K12 subject to completion dated September 29, 2008, the Prospectus Supplement dated March 24, 2008 and the Prospectus dated March 29, 2007 before investing in the securities.

The BARES are not principal protected.  An investment in the BARES is not principal protected and you may receive less at maturity than you originally invested in the BARES; if the Final Level is less than 90% of the Initial Level, for every 1% less than 90% of the initial level you will lose an amout equal to 1% of the principal amount of your securities.

The BARES do not pay interest.  CSSU will not pay interest on the BARES.  Even if the payment at maturity exceeds the principal amount of the BARES, you may receive less at maturity than you could have earned on ordinary interest-bearing debt securities with similar maturities, including other CSSU debt securities.  The Fixed Payment Percentage may not be enough to compensate you for any loss in value due to inflation and other factors relating to the value of money over time.  You will receive less than the principal amount of your securities at maturity if the Final Level is less than the Initial Level, beyond the Buffer.

The BARES may pay less than the full appreciation of the Reference Index at maturity.  If the Reference Index appreciates, your return will be equal to the Fixed Payment Percentage, within the range set forth above, and which will be determined on the date the securities are priced for initial sale to the public. The Fixed Payment Percentage may not reflect the actual appreciation of the reference index, which appreciation may be significant.

An investment in BARES is not the same as an investment in the stocks underlying the Reference Index or a security directly linked to such Index. The payment of dividends on the stocks which comprise, or underlie, the Reference Index has no effect on the calculation of the value of that Reference Index.  Accordingly, the Index Return based on the percentage change in the Reference Index is not the same as the total return based on the purchase of those underlying stocks held for a similar period. In addition, you may lose part of your investment even if the Reference Index has risen at certain times during the term of the securities before falling to a level below the Initial Level on the date which the Final Level is calculated.

The U.S. federal income tax consequences of the securities are uncertain.  No ruling is being requested from the Internal revenue Service, or the IRS, with respect to the securities and we cannot assure you that the IRS or any court will agree with the tax treatment described under “Certain United States Federal Income Tax Considerations” in the pricing supplement.

There may be little or no secondary market for the BARES.  The BARES will not be listed on any securities exchange.  We cannot assure you that a secondary market for the BARES will develop.  CSSU currently intends to make a market in the BARES, although it is not required to do so and may stop making a market at any time.  If you have to sell your securities prior to maturity, you may have to sell them at a substantial loss.

The market price of the BARES may be influenced by many unpredictable factors. Many factors, most of which are beyond our control, will influence the value of the BARES and the price at which CSSU may be willing to purchase or sell the BARES in the secondary market, including:

•              The current level of the Reference Index.

•              Interest and yield rates in the market.

•              The volatility of the Reference Index.

•              Economic, financial, political and regulatory or judicial events that affect the securities underlying the Reference Index or stock markets generally and which may affect the level of the Reference Index.

•              The time remaining to the maturity of the BARES.

•              The dividend rate on the stocks underlying the Reference Index.

•              Credit Suisse’s creditworthiness including actual or anticipated downgrades in our credit ratings.

Some or all of these factors may influence the price that you will receive if you choose to sell your securities prior to maturity.  The impact of any of the factors set forth above may enhance or offset some or all of any change resulting from another factor or factors.

This document is a summary of the terms of the securities and factors that you should consider before deciding to invest in the securities.  Credit Suisse has filed a registration statement (including preliminary pricing supplement, prospectus supplement and prospectus) with the Securities and Exchange Commission, or SEC, for the offering to which this summary relates. Before you invest, you should read this summary together with the Preliminary Pricing Supplement No. K12 subject to completion dated September 29, 2008, Prospectus Supplement dated March 24, 2008 and Prospectus dated March 29, 2007 to understand fully the terms of the securities and other considerations that are important in making a decision about investing in the securities.  You should, in particular, review the “Investment Considerations” section herein and the “Risk Factors” section of the pricing supplement, which sets forth a number of risks related to the securities.  You may get these documents without cost by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, Credit Suisse, any agent or any dealer participating in this offering will arrange to send you the pricing supplement, prospectus supplement and prospectus if you so request by calling toll-free 1 (800) 221-1037.

© 2008 Credit Suisse and its subsidiaries and affiliates. All rights reserved

Credit Suisse · Structured Retail Products · 11 Madison Ave, NY, NY 10010 · 1-888-537-4898 · structured.notes@credit-suisse.com